UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kaplan, Lester J.
   Allergan, Inc.
   2525 Dupont Drive
   Irvine, CA  92612
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Corporate Vice President, Science and Technology
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/6/9|F (1|V|1,773             |D  |$35.50     |6,589              |D     |                           |
                           |6     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1,103 (2)          |I     |By ESOP Trust              |
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Common Stock               |      |    | |                  |   |           |5,984 (3)          |I     |By 401(k) Trust            |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Shares withheld pursuant to exercise of tax withholding right under Allergan, Inc. 1989 Incentive Compensation Plan in transaction exempt under Rule
16b-3(e).
(2) Includes 3 shares acquired under the Allergan, Inc. Employee Stock Ownership Plan from 8/15/96 through 11/27/96.
(3) Includes 52 shares acquired under the Allergan, Inc. Savings and Investment Plan from 8/15/96 through 11/27/96.
SIGNATURE OF REPORTING PERSON
/s/ Lester J. Kaplan
DATE
12/12/96